UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CF INDUSTRIES HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CF Industries Holdings, Inc. (“CF”, the “company”, “we”, “us” or “our”) is filing this supplemental proxy material to provide additional details regarding the Compensation and Management Development Committee’s (the “compensation committee”) process for setting performance levels for the company’s annual incentive program.

Target Performance Levels Reflect the Cyclicality of Our Business

Our industry is inherently cyclical, and our financial results are significantly impacted by the pronounced effects of highly volatile commodity prices for both our fertilizer products as well as natural gas, which is our principle feedstock.  As a result, the industry conditions in existence during any given fiscal year can be dramatically different from, and have no significant bearing on, the conditions that will exist in the following year.  Accordingly, the target performance levels set by the compensation committee for our annual incentive program for any given year may be higher or lower or unchanged from the levels set in the prior year.

The compensation committee utilizes the company’s annual business plan in connection with setting goals and targets for our incentive compensation programs at the end of each calendar year.  Management prepares the company’s annual business plan and reviews it in detail with the Board. To develop the annual plan, management utilizes a combination of factors, including its view of current industry conditions, recent historical performance, internal forecasts, as well as external public market indicators.

In developing the performance levels for the 2018 annual incentive program, the compensation committee considered the following factors:

•                  The company was planning a higher number of ammonia plant turnarounds (which are scheduled inspections, replacements, and overhauls of plant machinery and equipment requiring a complete plant shutdown for an extended period) in 2018 compared to 2017, which was expected to meaningfully reduce 2018 production volumes with a commensurate impact on sales volumes.

•                  Our ammonia production units generally require turnaround maintenance roughly every four years, with different facilities on different maintenance schedules. In 2018, six of our ammonia production units underwent turnaround maintenance activity versus two facilities in 2017.

•                  Urea prices — a key benchmark for the price of many of our products — were expected to be consistent with pricing realized in 2017.

Thus, the 2018 business plan was prepared with an expectation for lower total production and consistent pricing for 2018 vs. 2017, resulting in an estimate for lower 2018 financial performance than the actual results generated in 2017.  The annual business plan was utilized by the compensation committee to determine the performance levels for the 2018 annual incentive program, which the compensation committee believes were rigorous and challenging.

The company regularly updates its view of future industry conditions on its quarterly earnings calls.  We discussed our expectations for 2018 during our 3rd quarter 2017 earnings conference call in November 2017.  During that call, our CEO stated: “The other comment I would make about 2018 is we don’t want to paint an overly rosy picture about it.  We’ve pretty much consistently said our view of 2018 is its going to be a lot like 2017.  There’s going to be pricing volatility.  There’s going to be ups and downs as the new capacity comes online that’s absorbed into the marketplace.”

Actual 2018 Performance

Actual results in 2018 differed from the company’s forecasts as product prices improved more rapidly than anticipated — contributing to higher revenue and margins. During 2018, we also exceeded our production goals in part due to our best-in-class operational capabilities that enable us to produce more product than other comparable manufacturers. At the same time, the cost of our principle feedstock, natural gas, declined compared to the market expectations reflected in forward market curves when setting our business plan.  This combination of a more advantageous pricing environment, lower natural gas cost, and efficient production contributed to the above-target financial results, and therefore an above-target payout for the annual incentive program.

Historical Payouts Demonstrate Pay-for-Performance Linkage

The chart below illustrates how target levels of Adjusted EBITDA associated with our annual incentive program and our actual performance relative to these targets are consistent with what is expected for a cyclical company like CF. For example, our Adjusted EBITDA targets and actual performance levels for 2017 dropped off significantly from 2016 as we endured the trough of the cycle.

However, industry conditions have begun to recover since 2016, and we accordingly have raised our Adjusted EBITDA targets. In fact, for 2019 the compensation committee set the Adjusted EBITDA target at $1.4 billion, which is higher than actual 2018 performance and nearly 50% higher than the 2018 Adjusted EBITDA target for the annual incentive program. The threshold performance level was set at $1 billion, which is higher than 2017 actual performance, and the maximum performance level was set at $1.8 billion.

Average Percentage Payout on Adjusted EBITDA metric 2016-2018: 106%

(1) Reflects payout percentage on the annual incentive program metric associated with Adjusted EBITDA.  For 2014-2015, Return on Net Assets (RONA) was the sole metric in the annual incentive program. Adjusted EBITDA is a key factor in calculating RONA; accordingly the associated Adjusted EBITDA figures are represented here. For 2016-2018, Adjusted EBITDA was the primary metric under the company’s annual incentive program (with a weighting of 50% in 2016 and 75% in 2017 and 2018).